Exhibit 10.24

SECOND AMENDED & RESTATED CONSULTING AGREEMENT

THIS SECOND AMENDED & RESTATED CONSULTING AGREEMENT (the “Agreement”) is entered into as of December 31, 2023 (the “Effective Date”) by and between Gamida Cell Ltd., whose address is at 5 Nahum Heftsadie St., Jerusalem, Israel 9548401 (the “Company”), and Terry Coelho, an individual (the “Consultant”).

WHEREAS, Company is in the business of research, development, and commercialization of advanced cell therapies and has a legitimate business need and interest to engage consultants for certain consulting services;

WHERES, the Company previously engaged Consultant to provide services in the capacity of Chief Financial Officer, including certain financial and accounting advisory services under that certain Amended and Restated Consulting Agreement dated May 22, 2023 (the “A&R Consulting Agreement”);

WHEREAS, the Company and Consultant now desire to further amend and restate the A&R Consulting Agreement as set forth in this Agreement effective as of the Effective Date; and

NOW THEREFORE, the parties hereto agree as follows:

1.	The Services

1.1	The Company hereby engages the Consultant as of the Effective Date as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and provide the consulting services specified in Schedule 1.1 attached hereto (the “Services”), as may be amended from time to time upon the mutual agreement of the parties.

1.2	In so far as permitted by Applicable Laws and professional rules and guidance, the Consultant shall cooperate with such employees, consultants and contractors of the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the Chief Executive Officer or such other person as determined by the Company from time to time. Where the nature of the Services so require, the Company may require from Consultant reports or other types of ongoing information concerning the Services as determined from time to time, whether or not set forth herein.

1.3	Consultant agrees that, during the term of this Agreement, Consultant shall provide Services based on her experience with the matters in relation to which the Services have been agreed between the Parties. Consultant agrees to devote her best efforts to performing the Services promptly and diligently in accordance with this Agreement, Schedule 1.1, and Applicable Laws.

1.4	The Consultant agrees to perform her duties described herein in a faithful, diligent and professional manner.

1.5	Where the nature of the Services so require, the Consultant shall be responsible for maintaining, at the Consultant’s own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

1.6	Nothing in this Agreement shall be interpreted as preventing or restricting the Company in obtaining or seeking from any other person services of the same nature as the Services. Nothing in this Agreement shall be interpreted as preventing or restricting Consultant from supplying services to any third party, as long as such services to third parties (i) do not conflict with any obligation or undertaking of the Consultant hereunder, and (ii) do not interfere with the performance of or restrict the ability of the Consultant to perform the Services hereunder. However, Consultant has not and will not, during the term of this Agreement, enter into any agreement that would substantially affect Consultant’s ability to provide the Services. Consultant represents that the performance of the Services will not breach any agreement or obligation with any third party, including any obligation to refrain from engaging in activities that may compete with such third party.

1.7	Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to the Applicable Laws and professional rules and guidelines and any policies concerning conflict of interest, competing activities, professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Records or Inventions related to the Services.

2.	Records; Company’s Right to Audit.

2.1	Consultant will maintain complete and accurate records, accounts, reports and data pertaining to the Services in accordance with the Applicable Laws and professional rules and guidelines. During the term of this Agreement and for any longer period specified by the Applicable Laws, Consultant will maintain all materials, information, databases and records, accounts, reports, and data obtained or generated by Consultant in the course of providing the Services (collectively, the “Records”), including all computerized records and files, in a non-public and secure area, in accordance with Applicable Laws. Company may at any time have access to any and all records for the Services (and will be permitted to make copies thereof). At Company’s request, Consultant will cooperate with any regulatory authorities and allow them access to applicable Records and data. Consultant will promptly inform Company of any request or effort by any regulatory authority to review Records and data, or to contact, visit, or inspect Consultant’s Records and data, relating to the Services, and will notify Company immediately (and in no event later than within one calendar day) if any regulatory authority issues or gives to Consultant any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning the Services, and Consultant immediately (and in no event later than within one calendar day) will provide Company copies thereof. Where reasonable and practical, Company will have the opportunity to be present at such an inspection, at its own cost. Company will have the opportunity to review, revise, and/or approve of any response prior to submission of a response by Consultant to any regulatory authority submitted by Consultant during the course of the inspection. For the avoidance of doubt, Consultant shall not provide any regulatory authority with any documentation or provide regulatory authorities with any undertakings without the prior specific written approval of Company. Consultant shall immediately, and no later than 24 hours after the submission of such documents to the authority, provide Company with copies of all documents provided to any regulatory authority.

2.2	Consultant may not publish or refer to Records, in whole or in part, without the prior express written consent of Company.

3.	Confidential Information

3.1	All information provided by Company or on Company’s behalf, all data and information collected or generated by Consultant for or on behalf of Company in the performance of the Services and all Records and Inventions, are deemed to be the confidential information of Company (“Confidential Information”) and will remain the sole and exclusive property of Company. Consultant will not disclose Confidential Information to any third party or use Confidential Information for any purpose other than for the performance of the Services, without the prior written consent of Company. Consultant will exercise due care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure and use of Confidential Information. Confidential Information will not include information that (a) was known by Consultant before disclosure by Company in connection with the Services or this Agreement, with no restriction, (b) is independently discovered by Consultant, after the Effective Date, without use of or access to the Confidential Information, as evidenced by written records, (c) is in the public domain on the Effective Date or subsequently becomes publicly available through no fault or action of Consultant, or (d) is disclosed to Consultant by a third party not known by Consultant to be under any obligation prohibiting the disclosure of such information. If Consultant is required to disclose any Confidential Information or the substance of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement imposed by the Applicable Laws and Regulations, Consultant will give Company, to the extent legally permissible, prompt notice (prior to disclosure, if possible) of such request so that Company may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement. If Company seeks a protective order or other remedy, Consultant will, at Company’s expense, reasonably cooperate with and assist Company in such efforts. In any case, Consultant will only disclose that portion of Confidential Information that Consultant is advised by its counsel is required to be disclosed.

4.	Term and Termination

4.1	This Agreement shall commence upon the Effective Date and shall continue in effect through March 31, 2024, at which time this Agreement will automatically expire.

4.2	This Agreement may be earlier terminated by either party (i) without cause at any time by giving the other Party 30 days’ advance written notice, or (ii) for cause upon ten days’ prior written notice to the other party specifying the reason for termination; provided that the breaching party will have the opportunity to cure the breach to the satisfaction of the non-breaching party during the ten-day notice period.

4.3	Nothing herein shall derogate from the Company’s rights with respect to such termination for cause, including the right for set off damages from the Consultant’s Consulting Fees (as defined in Section 5.1 below).

4.4	In the event of termination by the Company other than for cause, the Consultant shall be entitled to Consulting Fees only to the extent that she provides the Company with Services during the notice period.

5.	Time Commitment; Consideration

5.1	Consultant will provide at least 40 hours of Services per week; provided, however, that Consultant will not perform more than 60 hours of Services in any given week without the prior express authorization of the Company’s Chief Executive Officer. In consideration for Consultant’s performance of the Services under this Agreement, the Company shall pay the Consultant a consulting fee of $500.00 per hour (the “Consulting Fee”). It is acknowledged and agreed that if Consultant and the Company mutually agree to substantially modify the scope of the Services set forth on Schedule 1.1, then the parties will negotiate in good faith and update the applicable consulting fee hourly rate to reflect such modified scope in Services. Consultant will invoice Company on a monthly basis for all Consulting Fees due for Consultant’s performance of the Services performed in the prior calendar month. Consultant will include the Consulting Fees and a detailed description of the Services provided on each invoice and will send invoices to the following e-mail address: ap@gamida-cell.com. All undisputed payments will be made within 30 days from Company’s receipt of Consultant’s invoice. The Parties will work together in good faith to promptly resolve any disputes related to invoices. All payments will be made exclusively to the bank account of Consultant. No payment shall be made to a bank account of a third party. Consultant understands and agrees that, if all or part of the Services are not actually and effectively performed, Company has the right to withhold payment, in whole or in part, of the Consulting Fees related to the Services. Consultant shall comply with all Applicable Laws relating to anti-bribery and anti-corruption. It is expressly understood that nothing in this Agreement and no part of the Consulting Fees paid hereunder is intended (i) to be, nor should it be construed as, an obligation or inducement for Consultant, Consultant’s employer or the any other person, either expressed or implied, to recommend, endorse, purchase, order, prescribe, promote, administer or otherwise support any particular medicinal or healthcare product or service, or (ii) to compromise Consultant’s personal independent judgment or integrity.

5.2	The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all tax obligations of any kind or nature relating, directly or indirectly, to the Consulting Fees and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant. The Company shall be entitled to withhold and deduct from payments hereunder any and all amounts as may be required from time to time under any applicable law. VAT shall be charged as required by law.

5.3	The Company shall reimburse the Consultant for any reasonable out of pocket business expenses actually incurred in connection with the Services rendered hereunder, provided, however, that the Company approves such expenses in advance. For the purpose of such reimbursement, the Consultant shall be required to maintain records of such expenses, including original invoices, and invoice the Company on a monthly basis.

5.4	In addition, in consideration for Consultant’s performance of the Services, the Consultant and the Company acknowledge that, pursuant to the A&R Consulting Agreement, the Consultant was granted options to purchase 10,000 ordinary shares of the Company (the “Options”), pursuant to the terms of the Company’s Share Incentive Plan and applicable grant agreement, as approved and adopted by the Company Board (the applicable agreement and plan, collectively, the “Plan”), which Options shall vest upon the earlier to occur of (i) the date of the closing of a Merger/Sale (as such term is defined under the Company’s 2017 Share Incentive Plan (as amended)), or (ii) May 22, 2024, so long as (x) the Consultant has not provided the Company with notice of termination of this Agreement without cause, or (y) the Company has not provided notice of termination to Consultant for Consultant’s breach (and Consultant has failed to cure such breach (if curable) in accordance with Section 4.2), in each case prior to either such applicable vesting date. All matters related to such Options, including but not limited to the exercise price and the required execution of any governing agreement and/or other documentation, shall be subject to the sole discretion of the Company Board. It is understood that nothing herein is intended to constitute a grant of, or right to, any share capital of the Company, and it is hereby confirmed that the Consultant shall be solely responsible for any tax liability incurred in connection with the Options, including but not limited to with respect to the grant, exercise, and/or sale of such Options.

If the Board of Directors of the Company approves a transaction bonus pool program to be used by the Chief Executive Officer (in her sole discretion) to reward certain employees and other personnel for their work related to the consummation of a Merger/Sale (as such term is defined under the Company’s 2017 Share Incentive Plan (as amended), then the Company will consider, in the Chief Executive Officer’s sole discretion, including Consultant as a recipient in such transaction bonus pool program.

As additional consideration for Consultant’s performance of the Services, subject to the terms of this Agreement, the Consultant will be eligible to earn a retention bonus of $100,000 (the “Retention Bonus”). The Consultant will earn the Retention Bonus only if the Consultant remains continuously engaged as a Consultant under this Agreement through March 31, 2024 (such date, the “Bonus Vesting Date”). If, prior to the Bonus Vesting Date, either (A) the Consultant provides the Company with notice of termination of this Agreement without cause, or (B) the Company provides notice of termination to Consultant for Consultant’s breach (and Consultant has failed to cure such breach (if curable) in accordance with Section 4.2), then in either such case the Consultant shall not have earned, and the Company shall have no obligation to pay to the Consultant, the Retention Bonus.

5.5	Other than the consideration specified in this Section 5, which consideration constitutes full consideration for the Services rendered hereunder, the Consultant will not be entitled to any other consideration for rendering the Services hereunder.

6.	Fees and related transparency obligations.

6.1	Consultant acknowledges and agrees that Company may disclose transfers of value made to Consultant pursuant to this Agreement, including, without limitation, fees and expenses paid by Company for the Services performed by Consultant in accordance with this Agreement, to the extent Company determines, in its sole discretion, that the disclosure thereof is required by the Applicable Laws or by Company’s policy.

6.2	Consultant agrees that Company may post or report to any competent authorities all fees and other expenses paid to Consultant under this Agreement without prior notice. Consultant further agrees to provide, at Company’s reasonable request, any and all information necessary for Company to make a required posting or reporting. Consultant agrees and covenants to notify Company immediately in the event that Consultant becomes aware that any such reporting by Company is incomplete or inaccurate.

6.3	Consultant agrees that whenever Consultant writes or speaks in public about a matter which relates to the Services, or serves on a committee or governing board that assists in or makes decisions concerning medicinal products, including decisions about reimbursement, or reimbursement levels, Consultant shall disclose the existence and nature of the Consultant’s relationship with Company, and, as applicable, follow the procedures set forth by any such committees or governing body in response to such disclosure, which may include recusing the Consultant from discussions or decisions related to Company’s products.

7.	Confidentiality, Non-Solicitation and Invention Assignment Undertaking Simultaneously with the execution of this Agreement, and a condition hereto, the Consultant hereby signs the Undertaking attached hereto as Schedule 7.

8.	Relationship of Parties

8.1	The Parties hereto hereby declare and approve, that the Consultant shall act as an independent contractor, and that nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates and Consultant or any of her agents and employees, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant or any of her agents and employees, that the Consultant is not entitled to any social or other benefits resulting from any employer-employee relationship and that the present Agreement shall not obligate the Company or any of its Affiliates by contract or otherwise without the Company’s prior written authorization. Consultant shall not make any representations or warranties to anyone without the Company’s prior written authorization.

8.2	The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in Section 8.1 in engaging the Consultant.

8.3	(a)	The Consultant will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals (i) relating to any obligation imposed upon the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar terms in connection with compensation received by Consultant, or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company or its Affiliates and Consultant and/or her agents and employees; and (ii) resulting from any act, omission or negligence on Consultant’s or any of her employees’ part in the performance or failure to perform the Services under this Agreement.

(b)	The Company will indemnify the Consultant in accordance with the Company’s standard form of indemnity agreement (the “Indemnity Agreement”), which the parties acknowledge was executed pursuant to the A&R Consulting Agreement.

8.4	Intentionally omitted.

8.5	The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to herself and/or the Services provided by her pursuant to this Agreement.

8.6	The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Company is required to pay the Consultant pursuant to this Agreement, any other agreement, any law, or otherwise.

9.	Warranties

Consultant represents and warrants that:

9.1	The Consultant has not been excluded, suspended, or debarred, from participation in any U.S. federal health care program or human clinical research or any equivalent program or research in the United Kingdom, the EU or individual EU Member States or, to her knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in Consultant’s debarment, suspension, or exclusion.

9.2	Consultant shall not use or exploit, during or in connection with the engagement hereunder any proprietary or confidential information, including any intellectual property, inventions, trade secrets or know how, of any other person or entity, including any previous employer, without due and timely written permission to do so.

10.	Miscellaneous

10.1	In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

10.2	Consultant will perform the Services in a professional and workmanlike manner in compliance with this Agreement and all applicable international, EU, national, local, regional or provincial laws and regulations (collectively “Applicable Laws”).

10.3	Neither this Agreement nor any interest herein may be assigned by the Consultant without the prior written consent of the Company. The Company may assign or transfer this Agreement or any of its rights and/or obligations under this Agreement without the Consultant’s consent.

10.4	This Agreement (including the Indemnity Agreement) constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise with respect to the subject matter hereof (including the A&R Consulting Agreement). No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

10.5	Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, USA (excluding its conflict of law principles) and the competent courts/tribunals of the State of New York, shall have exclusive jurisdiction over any disputes arising hereunder.

10.6	No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

10.7	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.8	All notices hereunder will be in writing and shall be given by and be deemed received by the receiving party (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven days of mailing; (iii) if sent by facsimile with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day; or (iv) if sent by e-mail with an automatic electronic written confirmation of delivery from the sender’s server, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

10.9	The provisions of Sections 2.1, 2.2, 3, 4, 6, 7, 8.3, 9 and 10 of this Agreement, including the provisions of Schedule 7, shall continue and remain in full force and effect following the termination or expiration of the relationship between the Company and the Consultant, for whatever reason.

Signature Page Follows

IN WITNESS WHERE OF, the parties have signed this Agreement as of the date hereof.

GAMIDA CELL LTD.		TERRY COELHO

By:	/s/ Abigail Jenkins	By:	/s/Terry Coelho
Abigail Jenkins, President & CEO

Schedule 1.1

SERVICES

The Consultant’s Services shall consist of:

●	Serving the Company in the capacity of (i) Chief Financial Officer and (ii) principle financial and accounting officer, with duties and responsibilities that include:

o	Oversight and management of the Company’s financial and accounting function;

o	Participation in meetings of the Company’s Audit Committee and Board;

o	Review, approval and certification of the Company’s financial statements, quarterly reports on Form 10-Q and, if applicable, annual report on Form 10-K; and

o	All other responsibilities which typically fall within the purview of a public company CFO

●	Planning for possibility of restructuring and preparing for BD/MA, including:

o	Creation of an independent cash flow analysis

o	Creation of an independent corporate model/business plan

o	Supporting work of Moelis corporate valuation as appropriate during process

o	Attending GMDA meetings, including EC and BoD meetings for topics relevant to BD/MA, finance, restructuring etc.

o	Support / review VDR and interface with Moelis and legal teams throughout the process

Support financing process

●	Finance lead on the cross-functional BD team working with Moelis and main finance interface with legal BD and restructuring partners for those topics

●	Reports to CEO

The Consultant shall also be reimbursed for reasonable, justified travel expenses for participating in in- person meetings at such rates as the parties shall mutually agree.

Schedule 7

UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of December 31, 2023 by TERRY COELHO (the “Consultant”).

WHEREAS:	Consultant wishes to be engaged by Gamida Cell Ltd. (the “Company”); and

WHEREAS:	it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Consultant is entering into this Undertaking as a condition to Consultant’s engagement with the Company.

NOW, THEREFORE, Consultant undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1	Consultant acknowledges that Consultant has had and is expected to have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by Consultant to the Company.

1.2	Consultant acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3	During the term of Consultant’s engagement and at any time after termination or expiration thereof, for any reason, Consultant shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Consultant agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Consultant in connection with the engagement by the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Consultant to the Company upon termination or expiration of Consultant’s engagement for any reason, or at any earlier time at the request of the Company, without Consultant retaining any copies thereof.

1.5	During the term of Consultant’s engagement with the Company, Consultant shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Consultant and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6	During the term of Consultant’s engagement with the Company, Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Non- Solicitation.

2.1	Consultant undertakes that during the term of engagement with the Company and for a period of 12 months thereafter: (i) Consultant shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s engagement with the Company; and (ii) Consultant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.2	Consultant acknowledges that in view of Consultant’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Consultant as a condition to the engagement of Consultant by the Company. Consultant confirms that Consultant has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof, and has assessed the respective advantages and disadvantages to Consultant of entering into this Undertaking and, specifically, Section 2 hereof.

3.	Ownership of Inventions.

3.1	Consultant will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, in the performance of Consultant’s engagement with the Company (all such information, improvements, inventions, formulae, processes, techniques, know- how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2	Consultant agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Consultant hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights Consultant may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3	Consultant further agrees to perform, during and after engagement, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

3.4	Consultant shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the consulting agreement between Consultant and the Company. Without limitation of the foregoing, Consultant irrevocably confirms that the consideration explicitly set forth in this agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

4.	General.

4.1	Consultant represents that the performance of all the terms of this Undertaking and Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Consultant.

4.2	Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Consultant’s engagement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3	Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4	This Undertaking is governed by the laws of State of New York, USA (excluding its conflict of law principles), and the competent courts/tribunals of the State of New York shall have exclusive jurisdiction over any disputes arising hereunder

4.5	If any provision of this Undertaking is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Undertaking and the remainder of this Undertaking shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Undertaking shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the relationship between the Company and Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Consultant’s obligations and liabilities under any applicable law.

4.7	This Undertaking constitutes the entire agreement between Consultant and the Company with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8	This Undertaking, the rights of the Company hereunder, and the obligations of Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Consultant may not assign, whether voluntarily or by operation of law, any of her obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

CONSULTANT

Printed Name:	TERRY COELHO	Signature:	/s/Terry Coelho